Exhibit 10.3

EXECUTION VERSION

INTERCOMPANY LICENSE AGREEMENT

THIS INTERCOMPANY LICENSE AGREEMENT (“Agreement”) is entered into as of July 22, 2024 (the “Effective Date”), by and between Muvico, LLC, a Texas limited liability company (“Licensor”), on the one hand, and American Multi-Cinema, Inc., a Missouri corporation (“Licensee”), on the other hand. Licensor and Licensee are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

A.            This Agreement is made and entered into in connection with the closing of the transactions contemplated by that certain Asset Transfer Agreement (the “ATA”), dated as of July 22, 2024, by and among, Licensor, Licensee and Centertainment Development, LLC (“CDL”).

B.            The Parties are members of a group of affiliated companies as of the Effective Date.

C.            Licensee assigned its entire ownership interest in and to the Licensed IP (as defined below), along with the associated goodwill, to Licensor in that certain Intellectual Property Assignment Agreement (the “IP Assignment Agreement”), dated as of July 22, 2024, by and between Licensor and Licensee.

D.            Licensor and Licensee are party to that certain Management Services Agreement (the “MSA”), dated as of July 22, 2024, by and between Licensor and Licensee, pursuant to which Licensee has agreed to manage and operate certain movie theatres owned or leased by Licensor.

E.            Subject to the terms and conditions of this Agreement, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license to use the Licensed IP in connection with the operation of the Business (as defined below) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.             Definitions. In this Agreement, the following capitalized terms shall have the meanings specified in this Section 1. Capitalized terms used but not defined herein shall have the respective meanings to such terms in the ATA.

1.1            “Agreement” has the meaning set forth in the Recitals.

1.2            “Affiliates” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

1.3            “ATA” has the meaning set forth in the Recitals.

1.4            “Business” shall mean (i) the operation and management of movie theatres owned or leased, or managed on behalf of third parties under the “AMC” brand, by Licensee or any of its Affiliates, (ii) the production and distribution of motion picture films or other live or recorded entertainment by or on behalf of Licensee or any of its Affiliates, or (iii) the manufacture, distribution and sale of food and beverage products, concession items and merchandise by or on behalf of Licensee or any of its Affiliates, including the sale of any of the foregoing at third party retail locations.

1.5            “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in Leawood, Kansas.

1.6            “CDL” has the meaning set forth in the Recitals.

1.7            “Claim” has the meaning set forth in Section 8.1.

1.8            “Confidential Information” has the meaning set forth in Section 15.1.

1.9            “Debt Documentation” means (i) with respect to the Term Loans, the Term Loan Credit Agreement, and (ii) with respect to the Exchangeable Notes, the Exchangeable Notes Indenture.

1.10          “Discharge of Licensor Indebtedness” means the satisfaction and discharge in full of all principal, interest, fees, costs, expenses, premiums and other debts and liabilities owing by Licensor under the Debt Documentation.

1.11          “Effective Date” has the meaning set forth in the Recitals.

1.12          “Exchangeable Notes” means the Licensor’s 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 issued under the Exchangeable Notes Indenture.

1.13          “Exchangeable Notes Indenture” means that certain Indenture, dated as of July 22, 2024, among the Licensor, CDL, the guarantors party thereto from time to time and GLAS Trust Company LLC, as trustee and collateral agent.

1.14          “Fiscal Year” means the fiscal year of Licensee.

1.15          “Gross Revenues” means, for any period, all revenues of the Business received by Licensee or any of its Affiliates other than Licensor or any of Licensor’s subsidiaries, including, but not limited to, those from movie tickets, the manufacture, distribution and sale of food and beverage products, concessions, merchandise sales and sublicensing fees, in each case, for such period, net of sales taxes payable in connection with the foregoing. Gross Revenues will not include: (i) complimentary passes or rain checks; (ii) all sums or credits received in settlement of claims for loss or damage to merchandise; (iii) any exchange of merchandise between movie theatres where such exchange is made solely for the convenient operation of a movie theatre and not for the purpose of consummating a sale made in, at or from such movie theatre; (iv) cash or credit refunds to patrons on transactions otherwise included in Gross Revenues; (v) sales of machinery and equipment after use thereof in the operation of a movie theatre; (vi) sales by any subtenant, sublicensee or any other Person permitted by Licensee to use the premises (in each case other than an Affiliate of Licensee); (vii) the amount of any discount on sales to employees; (viii) subleasing revenues; or (ix) sales of gift cards, package tickets, gift certificates and similar deferred revenue products but solely to the extent that Gross Revenues include allocable amounts upon use or redemption of such gift cards, package tickets, gift certificates and similar deferred revenue products, in each case of (i) – (ix) in the ordinary course consistent with past practice.

1.16            “Holder” means any holder or beneficial owner of an Exchangeable Note.

1.17            “Indemnified Parties” has the meaning set forth in Section 8.1.

1.18            “Initial Term” has the meaning set forth in Section 11.1.

1.19            “IP Assignment Agreement” has the meaning set forth in the Recitals.

1.20            “License Fee” has the meaning set forth in Section 3.

1.21            “Licensee” has the meaning set forth in the Recitals.

1.22            “Licensed IP” shall mean the Transferred Intellectual Property, including the Registered Transferred Intellectual Property set forth on Exhibit A and Exhibit B.

1.23            “Licensor” has the meaning set forth in the Recitals.

1.24            “Parties” has the meaning set forth in the Recitals.

1.25            “Party” has the meaning set forth in the Recitals.

1.26            “Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental or regulatory body or authority or other entity of any kind.

1.27            “Re-Branding Period” has the meaning set forth in Section 2.3.

1.28            “Term” has the meaning set forth in Section 11.2.

1.29            “Term Lenders” has the meaning set forth in the definition of “Term Loan Credit Agreement”.

1.30            “Term Loans” means the “Loans” under and as defined in the Term Loan Credit Agreement.

1.31            “Term Loan Credit Agreement” means that certain Credit Agreement, dated as of July 22, 2024, among the Licensor, as a borrower, AMC Entertainment Holdings, Inc., a Delaware corporation, as a borrower, the lenders from time to time party thereto (the “Term Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent.

1.32            “Territory” shall mean the entire world.

2.             License Grant to Intellectual Property.

2.1              Licensor hereby grants to Licensee a non-exclusive, non-transferrable (except as expressly permitted by Section 14), non-sub-licensable (except as set forth in Section  2.2), royalty-bearing (as set forth in Section 3), license to use the Licensed IP in the operation of the Business in the Territory for the duration of the Term.

2.2              Licensee may sublicense its rights under the Agreement (a) without Licensor’s consent to: (i) an Affiliate of Licensee, but only for so long as such entity is an Affiliate of Licensee and such sublicense shall terminate when such entity ceases to be an Affiliate of Licensee and (ii) in the ordinary course of business consistent with past practice to (A) vendors, contractors and service providers to facilitate their provision of services for or on behalf of Licensee or its Affiliates or (B) customers of Licensee and its Affiliates to facilitate their receipt of management services by or on behalf of Licensee or its Affiliates; and (b) to any other third party with the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed; provided that in each case of the foregoing, Licensee assumes liability for the acts and omissions of its sublicensees with respect to their operations pursuant to this Agreement and Licensee guarantees payment of the License Fee owed to Licensor pursuant to this Agreement. For the avoidance of doubt, all payments received by any Affiliate of Licensee shall be included in the calculation of Gross Revenues, subject to the exclusions expressly set forth in the definition thereof. Any sublicense granted by Licensee after the Effective Date pursuant to and in accordance with Section 2.2(b) must (x) include a written agreement by the applicable sublicensee to assume and otherwise comply with all applicable obligations of Licensee hereunder with regard to the Licensed IP, and (y) must be approved in writing by Licensor (such approval not to be unreasonably withheld or delayed). For the avoidance of doubt, nothing in this Section 2.2 shall require that any preexisting license or sublicense agreements between Licensee or its Affiliates, on the one hand, and any third parties, on the other hand, be amended or terminated.

2.3              Notwithstanding anything to the contrary contained in this Agreement, Licensee’s license to use the Licensed IP granted pursuant to Section 2.1 of this Agreement and any and all sublicenses granted by Licensee pursuant to Section 2.2 shall continue after the termination or expiration of this Agreement solely to the extent and duration reasonably necessary to allow Licensee or any third party operating a movie theatre on behalf or at the direction of Licensee to remove all Licensed IP from each applicable movie theatre, giving due consideration to the requirements of the jurisdiction in which such movie theatre is located, but in no event for a period in excess of twelve (12) months following such termination or expiration (the “Re-Branding Period”); provided that if this Agreement is terminated pursuant to Section 12.5 on account of a breach of the MSA by Licensee, the Re-Branding Period shall be limited to sixty (60) days. For the avoidance of doubt, the License Fee shall continue to be payable during the Re-Branding Period.

3.             License Fee. In consideration for the license granted to Licensee pursuant to Section 2 of this Agreement, Licensee shall pay Licensor a license fee in an amount equal to one-half of one percent (0.5%) of the Gross Revenues of Licensee’s and its Affiliates’ operation of the Business for each Fiscal Year of the Term (“License Fee”). The License Fee shall be paid by Licensee to Licensor on a quarterly basis, and Licensee shall render quarterly a statement setting forth, in reasonable detail the amount then payable, along with reasonable supporting documentation sufficient to allow Licensor to verify the calculation of such License Fee. Upon Licensor’s reasonable request, Licensee shall provide to Licensor such other information as Licensor may from time to time reasonably require for the purposes of calculating the License Fee.

4.             Quality Control for the Licensed IP. Licensee acknowledges the high standards, quality and reputation of the Licensed IP and that the quality control provisions of this Section 4 are necessary to ensure that all uses of such Licensed IP by Licensee are consistent with the reputation for high quality symbolized by such Licensed IP and attributed to Licensor. Licensee shall maintain the quality of the products and services of its Business at a level at least equal to the level of quality of the products and services of its Business immediately prior to the Effective Date. Licensee shall not use any Licensed IP in any manner that would reflect adversely on the reputation for high quality symbolized by such Licensed IP, nor in any other manner not expressly permitted by the license grant set forth in Section 2.1. Licensee shall not engage in any conduct that would be reasonably likely to place such Licensed IP or Licensor in a negative light or context. Licensee shall not use such Licensed IP in any manner that would be reasonably likely to devalue, injure, demean, disparage or dilute the reputation of such Licensed IP.

5.             Ownership. Licensee acknowledges and agrees that the Licensed IP and all rights therein are, and shall be, owned exclusively by Licensor, and any and all goodwill that arises from Licensee’s and its sublicensees’ use of the Licensed IP shall inure to the sole benefit of the Licensor. To the extent that any right, title or interest in or to any Licensed IP vests, by operation of applicable Law or otherwise in Licensee or any of its sublicensees, Licensee hereby irrevocably assigns (and shall cause such sublicensees to irrevocably assign) to Licensor all worldwide right, title and interest therein and thereto.

6.             Registration, Maintenance, and Enforcement of Licensed IP.

6.1              Licensor shall use commercially reasonable efforts to maintain the registrations for the Licensed IP during the Term, and, subject to its reasonable business judgment, shall ensure that all post-registration filings and renewal applications, including any registration, renewal or maintenance fees, required by a government entity or by applicable law in connection with the foregoing are completed and paid in a timely manner. At Licensor’s reasonable request, Licensee shall cooperate with Licensor to provide information reasonably required by Licensee to submit to the U.S. Patent and Trademark Office and relevant offices in foreign jurisdictions such post-registration filings and renewal applications. At Licensee’s reasonable request during the Term and at Licensee’s expense, Licensor shall prepare and file new applications to register the Licensed IP with the US Patent and Trademark Office or any applicable state government entity, subject to Licensor’s reasonable business judgment. At Licensee’s reasonable request and sole cost, Licensor shall, during the Term, provide Licensee with copies of documentation relating to the preparation, filing, prosecution and maintenance of Licensed IP in the Territory. Licensee shall not, whether during or following the Term, directly or indirectly challenge (or assist any other Person in challenging) the validity or enforceability of, or Licensor’s ownership of or rights in, any of the Licensed IP.

6.2             As between the Parties, and except as provided in this Agreement, Licensor shall be solely responsible for the payment of all costs associated with the enforcement, prosecution, and maintenance of the registrations for and applications for registration of the Licensed IP, and the enforcement and defense of the Licensed IP. Licensor may, in its sole discretion, remove Licensee as its agent with respect to any of its maintenance obligations hereunder, including the payment of any registration, renewal or maintenance fees and filing of documents with the U.S. Patent and Trademark Office and relevant offices in foreign jurisdictions.

6.3              During the Term, each Party shall promptly inform the other of any potential infringements, dilution, or other misuse of any Licensed IP in the Territory, or use of any marks or designs confusingly similar to any Licensed IP, or if either Party receives notice of any claims from any third party alleging that any Licensed IP (or such Party’s use thereof) infringes or otherwise violates the rights of a third party. Licensor shall have the first right to commence, control or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions. Licensee shall cooperate with all reasonable requests for assistance by Licensor in connection with the foregoing, including by joining and being named as a party in any related court proceedings. Subject to privilege considerations, Licensor shall provide Licensee copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing, and Licensee will have the option to participate in any such proceeding and be represented by counsel of its choosing (but reasonably approved by Licensor) at its cost and expense.

6.4              If Licensor fails to bring an action or proceeding with respect to infringement of the Licensed IP within ninety (90) days following notice by Licensee or any alleged third party infringement, dilution of misuse of the Licensed IP or use of confusingly similar marks to any Licensed IP (except where Licensor declined to bring such action or proceeding due to Licensor’s reasonable assessment that such action or proceeding would not be in the best interests of Licensor, the Business, or the Licensed IP portfolio), or Licensor requests Licensee assume control of any such action, then Licensee shall have the right to bring and control any such action, by counsel of its choosing. To the extent Licensee assumes such control, all costs associated with an action shall be at Licensee’s sole expense, and any settlement must be approved by Licensor in writing, such approval not to be unreasonably withheld or delayed. Licensor shall cooperate with all reasonable requests for assistance by Licensee in connection with the foregoing, including being named as a party in any related court proceedings. Unless otherwise agreed by the Parties in writing, any damages or other payments (including settlement payments) arising in connection with any such proceedings shall, as between the Parties and their respective Affiliates, accrue solely and exclusively to Licensor.

7.             Representations and Warranties.

7.1              Licensee represents and warrants to Licensor that (a) this Agreement, and the License Fee to be paid by Licensee to Licensor pursuant to this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith and (b) Licensee’s use of the Licensed IP shall not be in conflict with any other agreement.

7.2              Each Party represents and warrants to the other Party, that: (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and neither the execution, delivery or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter or by-laws; and (d) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor. Each Party hereby agrees not to challenge the validity or enforceability of this Agreement.

8.             Indemnification and Limitation of Liability.

8.1              Licensee agrees to protect, indemnify and hold harmless Licensor, and its directors, officers, employees, licensees, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs and expenses, including reasonable attorneys’ fees, arising out of or related to (a) Licensee’s use of the Licensed IP pursuant to this Agreement and (b) Licensee’s breach of its representations, warranties and other obligations under this Agreement. Licensee shall keep Licensor fully informed of the status and progress with regard to any Claim, and shall provide Licensor with copies of all documentation relating to the foregoing.

8.2              Licensor shall promptly notify Licensee upon the assertion of any Claim against an Indemnified Party, and shall give Licensee a reasonable opportunity to defend and/or settle the Claim at its own expense. Licensee shall have the sole right to designate the counsel to handle any such defense or settlement negotiations, and the Indemnified Parties shall provide Licensee with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim. Any settlement of a Claim must be approved in writing by the applicable Indemnified Party prior to the execution of any settlement agreement.

8.3              Neither Party shall in any circumstances be liable for any Claim, whether arising in contract, tort or otherwise, for consequential (including lost profits (except to the extent recoverable as or deemed a direct damage under applicable law), contracts, business, goodwill, income, production or accruals of any such other Party), economic, special or other indirect loss of any other Party. Provided, however, that if in connection with any Claim a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party

9.             Disclaimer of Warranties. Licensee acknowledges and agrees that Licensor licenses the Licensed IP to Licensee “as is.” Except as set forth in this Agreement, Licensor makes no warranties of any kind, express or implied, in relation to the Licensed IP. Without limiting the foregoing, Licensor expressly disclaims any and all implied warranties relating to the Licensed IP, including any representations or warranties concerning merchantability, fitness for a particular purpose, ownership, validity, enforceability or non-infringement.

10.           Further Assurances. Licensor and Licensee shall promptly execute, acknowledge and deliver, at the reasonable request of the other Party to this Agreement, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

11.           Term.

11.1            This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years (the “Initial Term”) unless terminated earlier by one of the Parties, as permitted by and in accordance with Section 12.

11.2            At the end of the Initial Term, the term of the Agreement shall automatically renew for successive one (1) year periods (the Initial Term, all such renewal periods and the Re-Branding Period, collectively referred to as the “Term”).

12.           Termination and Events of Default.

12.1            If Licensee fails to pay any portion of the License Fee or make any other payment as required by this Agreement within ten (10) days after Licensee has received written notice from Licensor of such failure, then Licensor may immediately terminate this Agreement upon written notice to Licensee.

12.2            Subject to Section 12.1 above which covers Licensor’s right to terminate this Agreement for a failure by Licensee to pay any portion of the License Fee or make any other payment as required by this Agreement, Licensor may terminate this Agreement upon thirty (30) days’ written notice to Licensee in the event that Licensee fails to cure a material breach of this Agreement after Licensee has received written notice of such breach. Any failure by Licensee to comply with the quality control provisions included in Section 4 of this Agreement shall be deemed a material breach of this Agreement. In the event any material breach cannot be cured within thirty (30) days, except for non-payment by Licensee which must be cured within ten (10) days after Licensee has received written notice of such breach, and so long as Licensee is making reasonable efforts to implement a cure, the cure period will be automatically extended by a reasonable amount of time to permit such cure (if a cure is feasible).

12.3            At any time after the Discharge of Licensor Indebtedness (but not before), the Parties may terminate this Agreement by mutual consent.

12.4            If Licensor terminates this Agreement in accordance with Section 12.1 or 12.2 above, then (a) all rights of Licensee and its Affiliates (other than Licensor and CDL) under this Agreement shall automatically and immediately cease, (b) all rights of Licensee under Section 6 regarding registration, maintenance and enforcement of the Licensed IP will automatically and immediately revert to Licensor and Licensor shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement and maintenance of the Licensed IP, (c) all sublicenses granted by Licensee and its Affiliates pursuant to Section 2.2 shall automatically and immediately terminate, and (d) Licensee and its Affiliates (except for Licensor and CDL) shall immediately cease using in any manner the Licensed IP. Licensee agrees that upon such failure to make any payment or cure any other material breach, it and its Affiliates (except for Licensor and CDL) shall have no rights to use the Licensed IP in any manner and as between Licensor and Licensee, Licensor shall have the exclusive rights to use and exploit the Licensed IP.

12.5            This Agreement and the license provided for herein shall automatically terminate and be of no further effect if the MSA expires or is terminated on account of a breach thereof by Licensee, provided that Section 2.3 shall continue to apply for the Re-Branding Period following any termination or expiration of the MSA.

12.6            Notwithstanding any of the foregoing or any other provision of this Agreement, if any of the Exchangeable Notes and/or Term Loans are then outstanding and Licensee is permitted to, and wishes to, terminate this Agreement for any reasons, Licensee shall give notice to the applicable agent, trustee or trustees in respect of the outstanding Exchangeable Notes and/or Term Loans, as applicable, not fewer than ninety (90) days prior to such termination taking effect and an opportunity during such ninety (90)-day period for the Holders or Term Lenders, as applicable, to cure, or cause to be cured, any breach giving rise to a right of termination. Licensee shall reasonably cooperate with any Holders or Term Lenders, as applicable, in connection with a proposed cure and, for the avoidance of doubt, if any applicable breach is in fact cured during such 90-day period, then termination on account of the applicable breach shall not be permitted.

12.7            This Agreement may be terminated by Licensor immediately and without notice in the event Licensee: (a) admits in writing its inability to pay its debts generally as they become due in the ordinary course of business in accordance with their terms; (b) makes a general assignment for the benefit of creditors; (c) voluntarily commences any proceeding or files any petition seeking liquidation, court protection, reorganization or other relief under any applicable bankruptcy, insolvency, receivership or similar law; or (d) is the subject of an involuntary proceeding or petition that is filed seeking liquidation, court protection, reorganization or other relief under any applicable bankruptcy, insolvency, receivership or similar law, which is undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered.

13.           Effects of Termination. In the event of any expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Sections 1, 2.1 (solely as set forth in Sections 2.3 and 12.5), 2.3, 5, 6.1, 6.2, 7, 8, 9, 10 12.4, 12.5, 13, 15, and 16. In addition, any payment obligations that have accrued under this Agreement (including with respect to any License Fee pursuant to Section 3) shall remain in full force and effect until they are satisfied in full.

14.           Assignment. Licensor may assign, transfer, delegate or otherwise dispose of any or all of its rights and responsibilities under this Agreement to any entity without the consent of Licensee upon prior written notice to Licensee; provided, however, Licensor may not assign, transfer, delegate or otherwise dispose of any of its right, title or interest in and to the Licensed IP without Licensee’s prior written consent, such consent not to be unreasonably withheld or delayed. Except as otherwise permitted in this Agreement, Licensee may not assign, transfer, delegate or otherwise dispose of any of its rights or obligations under this Agreement without Licensor’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, that a merger, consolidation, combination or restructuring involving Licensee or a change in control of Licensee shall not be deemed to be an assignment of this Agreement. Any assignment, delegation and/or pledge in violation of this provision or Section 2.2 will be without force or effect. The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, each of which must agree in writing to be bound by the Agreement.

15.           Confidentiality.

15.1            Confidential Information. “Confidential Information” means information disclosed by one Party hereunder to the other in connection this Agreement, which information is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including product designs, costs, unpublished marketing, sales and financial information, product and business plans, projections, and marketing data. “Confidential Information” will not include information that is: (a) already lawfully known to or independently developed by the receiving party; (b) disclosed in published materials without a breach of this Agreement; (c) generally known to the public without a breach of this Agreement; or (d) lawfully obtained from any third party who was not under an obligation to keep such information confidential.

15.2            Obligation. Neither Party will (a) disclose any Confidential Information of the other Party to any third party, or (b) fail to take all reasonable measures to maintain the confidentiality of Confidential Information in its possession or control, which measures shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, a Party may disclose the other’s Confidential Information to investors, legal, financial advisors and financial creditors of the Licensor (including the Holders, but in each case subject to the confidentiality obligations governing the applicable indebtedness), who are subject to confidentiality restrictions not less restrictive than those in this Agreement; provided, however, that Party shall be liable to the other Party for any breach of the confidentiality obligations of such investors, legal and/or financial advisors, and to the extent reasonably necessary to comply with a court order or government order to which the disclosing Party is subject, provided that prior to such disclosure of Confidential Information, the disclosing Party will provide the other Party prompt notice of the anticipated disclosure so that the other Party can take all necessary measures to prevent the disclosure and/or maintain the confidentiality of such information. A Party may also disclose Confidential Information in areas specifically required to meet General Accepted Accounting Principles (GAAP) or Securities Exchange Commission (SEC) filing requirements or the listing requirements of any securities exchange on which the capital stock of either Party is traded or any automated quotation system.

16.           Miscellaneous.

16.1            Notices. All notices given pursuant to this Agreement shall be in writing and either (a) delivered personally, (b) delivered or mailed by registered or certified mail, postage prepaid, (c) sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid, and proof of delivery or receipt requested or (d) delivered by electronic mail, as follows:

To Licensee:

American Multi-Cinema, Inc.

11500 Ash Street

Leawood, Kansas 66211

Attention: SVP Development

email: 0411-LeaseAdministration@amctheatres.com

with a copy to:

American Multi-Cinema, Inc.

11500 Ash Street

Leawood, Kansas 66211

Attention: General Counsel

email: 0411-Legal@amctheatres.com

To Licensor:

Muvico, LLC

11500 Ash Street

Leawood, Kansas 66211

Attention: SVP Development

email: 0411-LeaseAdministration@amctheatres.com

with a copy to:

Muvico, LLC

11500 Ash Street

Leawood, Kansas 66211

Attention: General Counsel

email: 0411-Legal@amctheatres.com

All notices as required here shall be effective upon the earlier of (w) delivery, (x) three (3) days after the mailing, (y) the next business day if sent by overnight courier, or (z) if sent by electronic mail, upon receipt of confirmation of good transmission if such confirmation is received prior to 5:00 p.m. on a business day or, if received after such time, on the first business day following such receipt of confirmation.

16.2            Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, for the avoidance of doubt, the Trustees in respect of the Notes and each Holder are hereby made express third party beneficiaries of Sections 12.5 and 12.6, this Section 16.2 and Section 16.5 of this Agreement.

16.3            Choice of Law; Choice of Forum. This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles, and the federal and state courts in the State of Delaware shall be the exclusive jurisdiction for resolving all disputes relating to this Agreement. The Parties submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts.

16.4            No Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

16.5            Amendment. This Agreement may only be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may only be waived, by a written amendment executed by both Parties, or in the case of a waiver, by the Party waiving compliance; provided that any amendment, waiver, termination, consent or other modification (any of the foregoing, a “Modification”) to this Agreement shall be ineffective and void ab initio to the extent such Modification would result in an “event of default” under or otherwise violate the Debt Documentation. No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

16.6            Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities or circumstances and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.

16.7            Integration. This Agreement (including any amendments and exhibits hereto) constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all prior and/or contemporaneous oral or written negotiations, offers, representations, warranties, and agreements with respect to this subject matter.

16.8            Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and delivered to the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

AMERICAN MULTI-CINEMA, INC.

/s/ Sean D. Goodman

Name:	Sean D. Goodman
Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

MUVICO, LLC

/s/ Sean D. Goodman

Name:	Sean D. Goodman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Intercompany License Agreement]